Exhibit (h)(12)

AMENDED & RESTATED

APPENDIX A

TO THE ACCOUNTING SERVICES AGREEMENT

This Amended and Restated Appendix A, as amended August 16, 2017 (“Appendix A”), to the Accounting Services Agreement dated April 30, 2009, (the “Agreement”), is effective as of August 16, 2017, and supersedes any prior Appendix A to the Agreement.

InvestEd Aggressive Portfolio

InvestEd Balanced Portfolio

InvestEd Conservative Portfolio

InvestEd Fixed Income Portfolio

InvestEd Growth Portfolio

InvestEd Income Portfolio